Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Contact:

B. Caroline Beasley, Chief Financial Officer	Stewart Lewack, Joseph Jaffoni
Beasley Broadcast Group, Inc.	Jaffoni & Collins Incorporated
239/263-5000 or email@bbgi.com	212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP REPORTS FOURTH QUARTER

AND YEAR-END RESULTS

NAPLES, Florida, February 9, 2005 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today announced operating results for the three- and twelve-month periods ended December 31, 2004.

For the three months ended December 31, 2004, consolidated net revenue increased 4% to $33.4 million from $32.1 million in the same period of 2003. Operating income from continuing operations for the period increased 15% to $8.5 million from $7.4 million in the fourth quarter of 2003, while Station Operating Income (SOI) increased 14% to $11.0 million in the fourth quarter of 2004 from $9.6 million in the year-ago period. Net income rose 19% to $3.9 million, or $0.16 per diluted share, from $3.3 million, or $0.14 per diluted share, in the three months ended December 31, 2003. Per share results for the fourth quarters of 2004 and 2003 are based on 24,622,866 and 24,381,411 shares outstanding on a fully diluted basis, respectively.

Reported and same-station results are the same for the three- and twelve- month periods ended December 31, 2004 and 2003, as no station acquisitions or dispositions were completed in the relevant periods.

For the twelve months ended December 31, 2004, consolidated net revenue increased 7% to $122.2 million from $114.5 million in the same period of 2003. Operating income from continuing operations rose 11% to $29.4 million in 2004 from $26.4 million in the year-ago period, while SOI increased 10% to $39.1 million in 2004, compared to $35.5 million in the year-ago period. For 2004, the Company reported net income of $12.0 million, or $0.49 per diluted share, compared to net income of $12.8 million, or $0.52 per diluted share, in 2003. Net income for 2004 reflects a $2.4 million pre-tax loss on extinguishment of debt. Net income for the 2003 period reflects a $4.5 million pre-tax gain on the sale of investment securities and a $1.6 million pre-tax gain on the increase in fair value of the Company’s derivative financial instruments. Per share results for 2004 and 2003 are based on 24,528,971 and 24,334,480 shares outstanding on a fully diluted basis, respectively.

-more-

Beasley Broadcast Group, 2/9/05	page 2 of 6

Commenting on the results, George G. Beasley, Chairman and Chief Executive Officer, said, “Our fourth quarter revenue increase of 4% reflects $1.1 million of political advertising revenue and better-than-anticipated performances at our Miami, Ft. Myers, Las Vegas and Augusta clusters, which is partially a result of political advertising. Fourth quarter revenues also benefited from double-digit revenue increases at our Philadelphia and Fayetteville clusters.”

“These cluster performances cap a year of significant growth and achievement for the Beasley Broadcast Group. A number of programming and personnel changes made several of our clusters more competitive last year, positioning the Company to capture a greater share of revenue available in our markets. Additionally, we realized solid increases in operating income and SOI during the year. Cash flow generated through these improvements continues to strengthen our balance sheet and position the Company to pursue value enhancing strategies for our shareholders, such as the $25 million share repurchase program we initiated last summer.”

Pursuant to Beasley Broadcast Group’s previously announced share repurchase authorization, the Company purchased 15,000 shares of its common stock in open market transactions during the three-month period ended December 31, 2004, bringing to 43,065 the total number of shares repurchased since the program was established last Summer. The Company has approximately $24.4 million available remaining under its previously announced stock buy-back authorization.

Mr. Beasley continued, “With the economy slowly improving and advertiser sentiment toward our radio stations improving, we expect 2005 to yield new accomplishments for the Beasley Broadcast Group. As always, we will continue to invest in station programming, personnel and promotions to expand our competitive edge. And with our stronger balance sheet, we will also pursue new growth strategies that position the Company to expand its revenue and customer base.”

First Quarter Guidance

For the three-month period ending March 31, 2005, the Company anticipates reporting a net revenue increase of up to 3% over year-ago levels, reflecting a continuation of business trends from the fourth quarter and favorable comparisons against year-ago results. This guidance is based on the economic and market conditions as of February 9, 2005, and assumes no material changes in economic conditions or other major world events. The Company can give no assurance as to whether these conditions will continue, or if they change, how such changes may affect the Company’s current expectations. While the Company may, from time to time, issue updated guidance, it assumes no obligation to do so.

Conference Call Information

The Company will host a conference call and simultaneous webcast today, February 9, 2005, at 10:00a.m. ET to discuss its financial results and operations. Both the call and webcast are open to the general public. The dial in number for the conference call is 973/409-9261; please call five minutes in advance to ensure that you are connected prior to the presentation. Following its completion, a replay of the call can be accessed for 14 days on the Internet from the Company’s Web site (www.bbgi.com) or for 24 hours via telephone at 973/341-3080 (reservation 5691022).

-more-

Beasley Broadcast Group, 2/9/05	page 3 of 6

About Beasley Broadcast Group

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that owns or operates 41 stations (26 FM and 15 AM) located in ten large- and mid-size markets in the United States.

Definitions

Same-station results compare stations operated by our company at December 31, 2004 to those same-stations operated by our company at December 31, 2003. Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as costs of services (excluding depreciation and amortization) and selling, general and administrative expenses.

SOI and same-station SOI are financial measures of performance that are not calculated in accordance with generally accepted accounting principles. We use these non-GAAP financial measures for internal budgeting purposes and to evaluate the performance of our radio stations. Management uses SOI to evaluate the operating performance of our radio stations because SOI enables management to measure the performance of our radio stations before non-cash expenses for depreciation and amortization and general and administrative costs and expenses related to our corporate and capital structure. Management also uses SOI to make decisions as to the acquisition and disposition of radio stations. SOI excludes recurring non-cash and corporate-level costs and expenses, which may also be material to an assessment of the Company’s overall operating performance. Management compensates for this limitation by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of the Company’s operating performance. Moreover, the corresponding amounts of the non-cash and corporate-level costs and expenses excluded from the calculation are available to investors as they are presented as separate line items on our statements of operations contained in our periodic reports filed with the SEC.

While the Company recognizes that because SOI is not calculated in accordance with generally accepted accounting principles, it is not necessarily comparable to similarly titled measures employed by other companies, SOI is a measure widely used in the radio broadcast industry. Management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies. We also believe that providing SOI on a same station basis is a useful measure of our performance because it presents SOI before the impact of any acquisitions or dispositions completed during the relevant periods. This allows management and investors to measure the performance of radio stations we owned and operated during the entirety of two operating periods being compared.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends”, “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in the Company’s reports filed with the Securities and Exchange Commission (SEC). Readers should note that these statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors,

Beasley Broadcast Group, 2/9/05	page 4 of 6

including: economic and regulatory changes, the loss of key personnel, a downturn in the performance of our large-market radio stations, the Company’s substantial debt levels, and changes in the radio broadcast industry generally. The Company’s actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” of our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. These statements do not include the potential impact of any acquisitions or dispositions announced or completed after February 9, 2005. All information in this release is as of February 9, 2005, and the Company undertakes no obligation to update the information contained herein to actual results or changes to the Company’s expectations.

-tables follow-

Beasley Broadcast Group, 2/9/05	page 5 of 6

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net revenue	$33,405,472	$32,132,660	$122,204,954	$114,482,240

Costs and expenses:
Cost of services (excluding depreciation and amortization) (1)	11,442,150	12,241,721	40,382,608	39,461,502
Selling, general and administrative (1)	10,942,384	10,250,276	42,735,701	39,559,535
Corporate general and administrative	1,747,556	1,391,811	6,384,047	5,494,605
Depreciation and amortization	814,490	874,436	3,276,521	3,573,992

Total costs and expenses	24,946,580	24,758,244	92,778,877	88,089,634
Operating income from continuing operations	8,458,892	7,374,416	29,426,077	26,392,606

Interest expense	(1,734,110)	(2,267,987)	(7,009,591)	(11,195,231)
Loss on extinguishment of long-term debt (2)	—	—	(2,418,781)	—
Gain on sale of investments	—	—	—	4,491,938
Gain on increase in fair value of derivative financial instruments	3,854	220,815	179,185	1,629,815
Interest income	108,243	90,189	384,022	593,409
Other income (expense)	(105,110)	85,147	(167,289)	(560,849)

Income from continuing operations before income taxes	6,731,769	5,502,580	20,393,623	21,351,688

Income tax expense	2,818,300	2,202,575	8,362,781	8,847,336

Income from continuing operations before discontinued operations	3,913,469	3,300,005	12,030,842	12,504,352
Discontinued operations (net of income taxes)	—	—	—	266,840

Net income	$3,913,469	$3,300,005	$12,030,842	$12,771,192

Basic net income per share:
Income from continuing operations before discontinued operations	0.16	0.14	0.50	0.52
Discontinued operations	—	—	—	0.01

Net income	$0.16	$0.14	$0.50	$0.53

Diluted net income per share:
Income from continuing operations before discontinued operations	0.16	0.14	0.49	0.51
Discontinued operations	—	—	—	0.01

Net income	$0.16	$0.14	$0.49	$0.52

Basic common shares outstanding	24,236,287	24,274,654	24,263,103	24,273,783

Diluted common shares outstanding	24,622,866	24,381,411	24,528,971	24,334,480

(1)	We refer to our “Cost of Services” (excluding depreciation and amortization) and “Selling, General and Administrative” together as our “Station operating expenses” for the purposes of calculating “Operating Income from Continuing Operations and Margin,” “SOI and Margin,” and “Same-Station SOI” below and reconciling each to “Operating Income from Continuing Operations.”
(2)	In the 2004 first quarter, Beasley recorded a loss on extinguishment of debt of $2.4 million to write-off debt issuance costs related to the old credit facility and certain fees related to establish a new credit facility.

Beasley Broadcast Group, 2/9/05	page 6 of 6

Selected Balance Sheet Data (Unaudited)

(in thousands)

	December 31,	December 31,
	2004	2003
Cash and cash equivalents	$14,850	$7,730
Working capital	26,580	26,799
Total assets	286,300	277,891
Long term debt, less current installments	153,362	169,987
Total stockholders’ equity	81,075	69,410

Selected Statement of Cash Flows Data (Unaudited)

(in thousands)

	Twelve Months Ended December 31,
	2004	2003
Net cash provided by operating activities	$24,736	$20,338
Net cash provided by (used in) investing activities	(3,708)	8,405
Net cash used in financing activities	(13,907)	(26,461)
Net increase in cash & cash equivalents	7,121	2,282

Calculation of SOI (Unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net revenue	$33,405,472	$32,132,660	$122,204,954	$114,482,240
Station operating expenses	(22,384,534)	(22,491,997)	(83,118,309)	(79,021,037)

SOI	$11,020,938	$9,640,663	$39,086,645	$35,461,203

Reconciliation of SOI to Net Income (Unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
SOI	$11,020,938	$9,640,663	$39,086,645	$35,461,203
Corporate general and administrative	(1,747,556)	(1,391,811)	(6,384,047)	(5,494,605)
Depreciation and amortization	(814,490)	(874,436)	(3,276,521)	(3,573,992)
Interest expense	(1,734,110)	(2,267,987)	(7,009,591)	(11,195,231)
Loss on extinguishment of long-term debt	—	—	(2,418,781)	—
Gain on sale of investments	—	—	—	4,491,938
Gain on increase in fair value of derivative financial instruments	3,854	220,815	179,185	1,629,815
Interest income	108,243	90,189	384,022	593,409
Other non-operating expense	(105,110)	85,147	(167,289)	(560,849)
Income tax expense	(2,818,300)	(2,202,575)	(8,362,781)	(8,847,336)
Discontinued operations (net of Income taxes)	—	—	—	266,840

Net income	$3,913,469	$3,300,005	$12,030,842	$12,771,192

# # #